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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
of AstroPower, Inc.:

    The audits referred to in our report dated February 21, 2000, included the related consolidated financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in this registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

Wilmington, Delaware
March 8, 2001